Exhibit 23.1(a)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form SB-2, for First China Redevelopment Corporation of our report dated September 14, 2004, relating to the financial statements of First China Redevelopment Corporation (a development stage company) as of June 30, 2004, and the statements of operations and changes in retained earnings (deficit), and cash flows for the period from April 16, 2004 (inception) through June 30, 2004. Our report, dated September 14, 2004, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

SPROUSE & ANDERSON, L.L.P.	DIGITALLY SIGNED BY SPROUSE & SPROUSE & ANDERSON, L.L.P. DN:CN= SPROUSE & ANDERSON, L.L.P., C = US Date: 2004.10.25 13:26:18-05'00'

SPROUSE & ANDERSON, L.L.P.
Austin, Texas
October 22, 2004